May 21, 2026 Registration Statement Nos. 333-293684 and 333-293684-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 3-I dated April 17, 2026, underlying supplement no. 1-I dated April 17, 2026 and the prospectus and prospectus supplement, each dated April 17, 2026
JPMorgan Chase Financial Company LLC
Structured Investments
$475,000
Auto Callable Contingent Interest Notes Linked to the Lesser
Performing of the S&P 500® Index and the SPDR® Gold Trust
due May 27, 2031
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
• The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest
Review Date for which the closing value of each of the S&P 500® Index and the SPDR® Gold Trust, which we refer to as the Underlyings, is greater than or equal to 65.00% of its Initial Value, which we refer to as an Interest Barrier.
• If the closing value of each Underlying is greater than or equal to its Interest Barrier on any Interest Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Interest Review Date, any previously unpaid Contingent Interest Payments for prior Interest Review Dates.
• The notes will be automatically called if the closing value of each Underlying on any annual Autocall Review Date is greater than or equal to its Initial Value.
• The earliest date on which an automatic call may be initiated is May 21, 2027.
• Investors should be willing to accept the risk of losing up to 85.00% of their principal and the risk that no Contingent
Interest Payment may be made with respect to some or all Interest Review Dates.
• Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive
Contingent Interest Payments.
• The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
• Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
• Minimum denominations of $1,000 and integral multiples thereof
• The notes priced on May 21, 2026 and are expected to settle on or about May 27, 2026.
• CUSIP: 46660T2N9
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and
“Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)
Proceeds to Issuer
Per note
$1,000
$27.50
$972.50
Total
$475,000
$13,062.50
$461,937.50
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $27.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of
Distribution (Conflicts of Interest)” in the accompanying product supplement.
The estimated value of the notes, when the terms of the notes were set, was $943.90 per $1,000 principal amount note.
See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Underlyings: The S&P 500® Index (Bloomberg ticker: SPX)
(the “Index”) and the SPDR® Gold Trust (Bloomberg ticker:
GLD) (the “Fund”) (each of the Index and the Fund, an
“Underlying” and collectively, the “Underlyings”)
Contingent Interest Payments: If the notes have not been
automatically called and the closing value of each Underlying on any Interest Review Date is greater than or equal to its
Interest Barrier, you will receive on the applicable Interest
Payment Date for each $1,000 principal amount note a
Contingent Interest Payment equal to $5.4167 (equivalent to a
Contingent Interest Rate of 6.50% per annum, payable at a rate of 0.54167% per month), plus any previously unpaid Contingent
Interest Payments for any prior Interest Review Dates.
If the Contingent Interest Payment is not paid on any Interest
Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing value of each Underlying on the Interest Review Date related to that
later Interest Payment Date is greater than or equal to the
Interest Barrier. You will not receive any unpaid Contingent
Interest Payments if the closing value of each Underlying on each subsequent Interest Review Date is less than the Interest
Barrier.
Contingent Interest Rate: 6.50% per annum, payable at a rate of 0.54167% per month
Interest Barrier: With respect to each Underlying, 65.00% of its
Initial Value, which is 4,839.718 for the Index and $271.0435 for the Fund
Buffer Threshold: With respect to each Underlying, 85.00% of its Initial Value, which is 6,328.862 for the Index and $354.4415 for the Fund
Buffer Amount: 15.00%
Pricing Date: May 21, 2026
Original Issue Date (Settlement Date): On or about May 27,
2026
Interest Review Dates*: June 22, 2026, July 21, 2026, August
21, 2026, September 21, 2026, October 21, 2026, November
23, 2026, December 21, 2026, January 21, 2027, February 22,
2027, March 22, 2027, April 21, 2027, May 21, 2027, June 21,
2027, July 21, 2027, August 23, 2027, September 21, 2027,
October 21, 2027, November 22, 2027, December 21, 2027,
January 21, 2028, February 22, 2028, March 21, 2028, April 21,
2028, May 22, 2028, June 21, 2028, July 21, 2028, August 21,
2028, September 21, 2028, October 23, 2028, November 21,
2028, December 21, 2028, January 22, 2029, February 21,
2029, March 21, 2029, April 23, 2029, May 21, 2029, June 21,
2029, July 23, 2029, August 21, 2029, September 21, 2029,
October 22, 2029, November 21, 2029, December 21, 2029,
January 22, 2030, February 21, 2030, March 21, 2030, April 22,
2030, May 21, 2030, June 21, 2030, July 22, 2030, August 21,
2030, September 23, 2030, October 21, 2030, November 21,
2030, December 23, 2030, January 21, 2031, February 21,
2031, March 21, 2031, April 21, 2031 and May 21, 2031 (the
“final Review Date”)
Autocall Review Dates*: May 21, 2027, May 22, 2028, May
21, 2029 and May 21, 2030
Interest Payment Dates*: June 25, 2026, July 24, 2026,
August 26, 2026, September 24, 2026, October 26, 2026,
November 27, 2026, December 24, 2026, January 26, 2027,
February 25, 2027, March 25, 2027, April 26, 2027, May 26,
2027, June 24, 2027, July 26, 2027, August 26, 2027,
September 24, 2027, October 26, 2027, November 26, 2027,
December 27, 2027, January 26, 2028, February 25, 2028,
March 24, 2028, April 26, 2028, May 25, 2028, June 26, 2028,
July 26, 2028, August 24, 2028, September 26, 2028, October
26, 2028, November 27, 2028, December 27, 2028, January 25,
2029, February 26, 2029, March 26, 2029, April 26, 2029, May
24, 2029, June 26, 2029, July 26, 2029, August 24, 2029,
September 26, 2029, October 25, 2029, November 27, 2029,
December 27, 2029, January 25, 2030, February 26, 2030,
March 26, 2030, April 25, 2030, May 24, 2030, June 26, 2030,
July 25, 2030, August 26, 2030, September 26, 2030, October
24, 2030, November 26, 2030, December 27, 2030, January 24,
2031, February 26, 2031, March 26, 2031, April 24, 2031 and
the Maturity Date
Maturity Date*: May 27, 2031
Call Settlement Date*: If the notes are automatically called on any Autocall Review Date, the first Interest Payment Date
immediately following that Autocall Review Date
Automatic Call:
If the closing value of each Underlying on any Autocall Review
Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000
principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment applicable to the Interest Review
Date corresponding to that Autocall Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior
Interest Review Dates, payable on the applicable Call
Settlement Date. No further payments will be made on the
notes.
Payment at Maturity:
If the notes have not been automatically called and the Final
Value of each Underlying is greater than or equal to its Buffer
Threshold, you will receive a cash payment at maturity, for each
$1,000 principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Interest Review Dates.
If the notes have not been automatically called and the Final
Value of either Underlying is less than its Buffer Threshold, your payment at maturity per $1,000 principal amount note, in
addition to any Contingent Interest Payment applicable to the final Review Date plus, if the Contingent Interest Payment
applicable to the final Review Date is payable, any previously unpaid Contingent Interest Payments for any prior Interest
Review Dates, will be calculated as follows:
$1,000 + [$1,000 × (Lesser Performing Underlying Return +
Buffer Amount)]
If the notes have not been automatically called and the Final
Value of either Underlying is less than its Buffer Threshold, you will lose some or most of your principal amount at maturity.
Lesser Performing Underlying: The Underlying with the
Lesser Performing Underlying Return
Lesser Performing Underlying Return: The lower of the
Underlying Returns of the Underlyings
Underlying Return:
With respect to each Underlying,
(Final Value – Initial Value)
Initial Value
Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date, which was 7,445.72 for the Index and $416.99 for the Fund
Final Value: With respect to each Underlying, the closing value of that Underlying on the final Review Date
Share Adjustment Factor: The Share Adjustment Factor is
referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment
Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds —
Anti-Dilution Adjustments” in the accompanying product
supplement for further information.
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes —
Postponement of a Determination Date — Notes Linked to
Multiple Underlyings” and “General Terms of Notes —
Postponement of a Payment Date” in the accompanying
product supplement or early acceleration in the event of an
acceleration event as described under “General Terms of Notes
— Consequences of an Acceleration Event” in the
accompanying product supplement and “Selected Risk
Considerations — Risks Relating to the Notes Generally — We
May Accelerate Your Notes If an Acceleration Event Occurs” in
this pricing supplement

PS-2 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
Supplemental Terms of the Notes
The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity
Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading
Commission.
How the Notes Work
Payments in Connection with Interest Review Dates Preceding the Final Review Date
The closing value of each Underlying is greater than
or equal to its Interest Barrier.
The closing value of either Underlying is less than its
Interest Barrier.
Interest Review Dates Preceding the Final Review Date That Are Not Autocall Review Dates
Compare the closing value of each Underlying to its Interest Barrier on each Interest Review Date that is not an Autocall Review Date until the final Review Date or any earlier automatic call. Refer to the second diagram if an Interest Review Date is also an Autocall Review Date.
You will receive (a) a Contingent Interest Payment on the
applicable Interest Payment Date plus (b) any previoulsy unpaid
Contingent Interest Payments for any prior Interest Review Dates.
Proceed to the next Interest Review Date.
No Contingent Interest Payment will be made with respect to
the applicable Interest Review Date.
Proceed to the next Interest Review Date.
The notes will be automatically called on the applicable Call Settlement Date and you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Interest
Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior
Interest Review Dates.
No further payments will be made on the notes.
Interest Review Dates That Are Also Autocall Review Dates
Automatic Call
The closing value of
each Underlying is
greater than or equal
to its Initial Value.
The closing value of
either Underlying is
less than its Initial
Value.
Initial
Value You will receive (a) a Contingent
Interest Payment on the applicable
Interest Payment Date plus (b) any
previously unpaid Contingent Interest
Payments for any prior Interest
Review Dates.
Proceed to the next Interest Review
Date.
The closing value of
each Underlying is
greater than or equal
to its Interest Barrier.
No
Automatic
Call
No Contingent Interest Payment will
be made with respect to the
applicable Interest Review Date.
Proceed to the next Interest Review
Date.
The closing value of either
Underlying is less than its
Interest Barrier.
Compare the closing value of each Underlying to its Initial Value and its Interest Barrier on each Interest Review Date that is also an Autocall Review Date until any earlier automatic call.

PS-3 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
Payment at Maturity If the Notes Have Not Been Automatically Called
Total Contingent Interest Payments
The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 6.50% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.
Number of Contingent
Interest Payments
Total Contingent Interest
Payments
60
$325.0000
59
$319.5833
58
$314.1667
57
$308.7500
56
$303.3333
55
$297.9167
54
$292.5000
53
$287.0833
52
$281.6667
51
$276.2500
50
$270.8333
49
$265.4167
48
$260.0000
47
$254.5833
46
$249.1667
45
$243.7500
Autocall Review Dates
You will receive (a) $1,000 plus (b) the
Contingent Interest Payment
applicable to the final Review Date
plus (c) any previously unpaid
Contingent Interest Payments for any
prior Interest Review Dates.
The notes are not
automatically called.
Proceed to maturity
Final Review Date Payment at Maturity
The Final Value of each Underlying is
greater than or equal to its Buffer
Threshold.
You will receive, in addition to any
Contingent Interest Payment
applicable to the final Review Date
plus, if the Contingent Interest
Payment applicable to the final Review
Date is payable, any previously unpaid
Contingent Interest Payments for any
prior Interest Review Dates:
$1,000 + [$1,000 ×(Lesser Performing
Underlying Return + Buffer Amount)]
Under these circumstances, you will
lose some or most of your principal
amount at maturity.
The Final Value of either Underlying is less
than its Buffer Threshold.

PS-4 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
44
$238.3333
43
$232.9167
42
$227.5000
41
$222.0833
40
$216.6667
39
$211.2500
38
$205.8333
37
$200.4167
36
$195.0000
35
$189.5833
34
$184.1667
33
$178.7500
32
$173.3333
31
$167.9167
30
$162.5000
29
$157.0833
28
$151.6667
27
$146.2500
26
$140.8333
25
$135.4167
24
$130.0000
23
$124.5833
22
$119.1667
21
$113.7500
20
$108.3333
19
$102.9167
18
$97.5000
17
$92.0833
16
$86.6667
15
$81.2500
14
$75.8333
13
$70.4167
12
$65.0000
11
$59.5833
10
$54.1667
9
$48.7500
8
$43.3333
7
$37.9167
6
$32.5000
5
$27.0833
4
$21.6667

PS-5 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
3
$16.2500
2
$10.8333
1
$5.4167
0
$0.0000
Hypothetical Payout Examples
The following examples illustrate payments on the notes linked to two hypothetical Underlyings, assuming a range of performances for the hypothetical Lesser Performing Underlying on the Interest Review Dates and the Autocall Review Dates. Solely for purposes of this section, the Lesser Performing Underlying with respect to each Autocall Review Date or Interest Review Date is the lesser performing of the Underlyings determined based on the closing value of each Underlying on that Autocall Review Date or
Interest Review Date, as applicable, compared with its Initial Value.
The hypothetical payments set forth below assume the following:
• an Initial Value for each Underlying of 100.00;
• an Interest Barrier for each Underlying of 65.00 (equal to 65.00% of its hypothetical Initial Value);
• a Buffer Threshold for each Underlying of 85.00 (equal to 85.00% of its hypothetical Initial Value);
• a Buffer Amount of 15.00%; and
• a Contingent Interest Rate of 6.50% per annum.
The hypothetical Initial Value of each Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of either Underlying. The actual Initial Value of each Underlying is the closing value of that Underlying on the Pricing
Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.
Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1 — Notes are automatically called on the first Autocall Review Date.
Date
Closing Value of Lesser
Performing Underlying
Payment (per $1,000 principal amount note)
First Interest Review
Date
105.00
$5.4167
Second through Eleventh
Interest Review Dates
Less than Interest Barrier
$0
Twelfth Interest Review
Date (first Autocall
Review Date)
120.00
$1,059.5833
Total Payment
$1,065.00 (6.50% return)
Because the closing value of each Underlying on the first Autocall Review Date, which is also the twelfth Interest Review Date, is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,059.5833 (or $1,000 plus the Contingent Interest Payment applicable to the twelfth Interest Review Date plus the unpaid
Contingent Interest Payments for any prior Interest Review Dates), payable on the applicable Call Settlement Date. When added to the
Contingent Interest Payment received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,065.00. No further payments will be made on the notes.

PS-6 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
Example 2 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Underlying is greater than or equal to its Buffer Threshold.
Date
Closing Value of Lesser
Performing Underlying
Payment (per $1,000 principal amount note)
First Interest Review
Date
95.00
$5.4167
Second Interest Review
Date
85.00
$5.4167
Third through Fifty-Ninth
Interest Review Dates
Less than Interest Barrier
$0
Final Review Date
90.00
$1,314.1667
Total Payment
$1,325.00 (32.50% return)
Because the notes have not been automatically called and the Final Value of the Lesser Performing Underlying is greater than or equal to its Buffer Threshold, the payment at maturity, for each $1,000 principal amount note, will be $1,314.1667 (or $1,000 plus the
Contingent Interest Payment applicable to the final Review Date plus the unpaid Contingent Interest Payments for any prior Interest
Review Dates). When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,325.00.
Example 3 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Underlying is less than its Buffer Threshold but is greater than or equal to its Interest Barrier.
Date
Closing Value of Lesser
Performing Underlying
Payment (per $1,000 principal amount note)
First Interest Review Date
55.00
$0
Second Interest Review Date
60.00
$0
Third through Fifty-Ninth
Interest Review Dates
Less than Interest Barrier
$0
Final Review Date
75.00
$1,225.00
Total Payment
$1,225.00 (22.50% return)
Because the notes have not been automatically called, the Final Value of the Lesser Performing Underlying is less than its Buffer
Threshold but is greater than or equal to its Interest Barrier and the Lesser Performing Underlying Return is -25.00%, the payment at maturity will be $1,225.00 per $1,000 principal amount note (which includes the Contingent Interest Payment applicable to the final
Review Date plus the unpaid Contingent Interest Payments for any prior Interest Review Dates), calculated as follows:
$1,000 + [$1,000 × (-25.00% + 15.00%)] + $325.00 = $1,225.00
Example 4 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Underlying is less than its Buffer Threshold and its Interest Barrier.
Date
Closing Value of Lesser
Performing Underlying
Payment (per $1,000 principal amount note)
First Interest Review
Date
40.00
$0
Second Interest Review
Date
45.00
$0
Third through Fifty-Ninth
Interest Review Dates
Less than Interest Barrier
$0
Final Review Date
40.00
$550.00
Total Payment
$550.00 (-45.00% return)
Because the notes have not been automatically called, the Final Value of the Lesser Performing Underlying is less than its Buffer
Threshold and its Interest Barrier and the Lesser Performing Underlying Return is -60.00%, the payment at maturity will be $550.00 per
$1,000 principal amount note, calculated as follows:
$1,000 + [$1,000 × (-60.00% + 15.00%)] = $550.00

PS-7 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.
Risks Relating to the Notes Generally
• YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of either
Underlying is less than its Buffer Threshold, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value by more than 15.00%. Accordingly, under these circumstances, you will lose up to 85.00% of your principal amount at maturity.
• THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review
Date (and we will pay you any previously unpaid Contingent Interest Payments for any prior Interest Review Dates) only if the closing value of each Underlying on that Interest Review Date is greater than or equal to its Interest Barrier. If the closing value of either Underlying on an Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date. You will not receive any unpaid Contingent Interest Payments if the closing value of either
Underlying on each subsequent Interest Review Date is less than the Interest Barrier. Accordingly, if the closing value of either
Underlying on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.
• CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
• AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase
& Co. were to enter into a resolution” in the accompanying prospectus supplement.
• THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS
THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation of either Underlying, which may be significant. You will not participate in any appreciation of either
Underlying.
• YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —
Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by either of the Underlyings over the term of the notes may result in the notes not being automatically called on an Autocall Review Date, may negatively affect whether you will receive a Contingent Interest Payment on

PS-8 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other
Underlying.
• YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING UNDERLYING.
• THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
• YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH
RESPECT TO THE FUND OR THE SECURITIES OR COMMODITIES INCLUDED IN OR HELD BY EITHER UNDERLYING.
• THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR BUFFER
THRESHOLD IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.
• WE MAY ACCELERATE YOUR NOTES IF AN ACCELERATION EVENT OCCURS —
Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the notes as of the date of the notice of acceleration. An acceleration event means a Fund is delisted, liquidated or otherwise terminated and the calculation agent determines, in its sole discretion, that no successor fund is available. If the payment on your notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “The Underlyings — Funds — Discontinuation or Modification of a Fund” in the accompanying product supplement for more information.
• LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
Risks Relating to Conflicts of Interest
• POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
In addition, the benchmark price of the Fund’s Underlying Commodity (as defined under “The Underlyings” below) is administered by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and we are, or one of our affiliates is, a price participant that contributes to the determination of that price. Furthermore, our affiliate is the custodian of the Fund. We and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions in connection with our roles as a price participant and a custodian that might affect the Fund or the notes.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
• THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE
NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The
Estimated Value of the Notes” in this pricing supplement.

PS-9 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
• THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
• SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
• SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower)
than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk
Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Underlyings
• JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the Index.
• THE FUND IS NOT AN INVESTMENT COMPANY OR A COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION
UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT, AS
AMENDED —
Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

PS-10 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
• THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING COMMODITY AS WELL AS THE NET
ASSET VALUE PER SHARE —
The Fund does not fully replicate the performance of its Underlying Commodity (as defined under “The Underlyings” below) due to the fees and expenses charged by the Fund or by restrictions on access to the Underlying Commodity due to other circumstances.
The Fund does not generate any income, and as the Fund regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The Fund sells its Underlying
Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the Fund of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the Fund’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the Fund’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Commodity. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, the Fund’s Underlying Commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Commodity as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
• THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH GOLD WITH RESPECT TO THE FUND —
The investment objective of the Fund is for its shares to reflect the performance of the price of gold bullion, less the Fund’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.
• THERE ARE RISKS RELATING TO COMMODITIES TRADING ON THE LBMA WITH RESPECT TO THE FUND —
The investment objective of the Fund is for its shares to reflect the performance of the price of gold bullion, less the Fund’s expenses. The price of gold is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of
LBMA trading. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

PS-11 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
• SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF
COMMODITIES GENERALLY —
The Fund is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The
Fund’s Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.
• THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.
However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-12 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
The Underlyings
The Index consists of stocks of 500 companies selected to provide a performance benchmark for the large market capitalization segment of the U.S. equity markets. For additional information about the Index, see “Equity Index Descriptions — The S&P U.S.
Indices” in the accompanying underlying supplement.
The Fund is an investment trust sponsored by World Gold Trust Services, LLC. The investment objective of the Fund is for its shares to reflect the performance of the price of gold bullion, less the Fund’s expenses. The Fund holds gold bars. We refer to gold as the
Underlying Commodity with respect to the Fund. For additional information about the Fund, see “Fund Descriptions — The SPDR®
Gold Trust” in the accompanying underlying supplement.
Historical Information
The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January
8, 2021 through May 15, 2026. The closing value of the Index on May 21, 2026 was 7,445.72. The closing value of the Fund on May
21, 2026 was $416.99. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of either Underlying on any Interest Review Date or Autocall Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount in excess of $150.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., or the payment of any interest.

PS-13 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
Tax Treatment
You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “United States Federal Taxation— Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial
Contracts with Associated Coupons” in the accompanying prospectus supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in
2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.
Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January
1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the
IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

PS-14 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original
Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations —
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS
(and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes
for a Limited Time Period” in this pricing supplement.

PS-15 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of
the S&P 500® Index and the SPDR® Gold Trust
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.
Validity of the Notes and the Guarantee
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware
Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to
JPMorgan Financial or JPMorgan Chase & Co., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24,
2026.
Additional Terms Specific to the Notes
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 3-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
• Underlying supplement no. 1-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
• Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.